Exhibit 5

June 15, 2005

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL  60070

Re:  HSBC Finance Corporation

Registration Statement on Form S-3

For $15,000,000,000 of Debt Securities,

Warrants to Purchase Debt Securities, Preferred Stock and Depositary Shares

(or any combination of the foregoing)

Ladies and Gentlemen:

As Vice President, Deputy General Counsel-Corporate and Assistant Secretary of HSBC Finance Corporation, a Delaware corporation (formerly Household International, Inc.) (“HSBC Finance”), I am generally familiar with (i) the proceedings in connection with HSBC Finance’s Registration Statement on Form S-3, Registration No. 333-120494 (as amended to the date hereof, the “Registration Statement”), in which $15,000,000,000 aggregate principal amount of Debt Securities, Warrants to Purchase Debt Securities, Preferred Stock and Depositary Shares of HSBC Finance have been registered, and (ii) the offering and sale of 23,000,000 depositary shares (the “Shares”) representing 575,000 shares of 6.36% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share ($1,000 stated value per share) (the “Preferred Shares”), under the Registration Statement, as described in HSBC Finance’s Prospectus Supplement dated June 15, 2005 to the Prospectus dated June 13, 2005.  The Preferred Shares are being issued pursuant to a Certificate of Designation, Preferences and Rights with respect to the Preferred Shares, dated June 15, 2005 (the “Certificate of Designation”).  The Shares are being issued pursuant to a Deposit Agreement (the “Deposit Agreement”), to be entered into by and among HSBC Finance, HSBC Bank USA, N.A., as Depositary, and the holders from time to time of the receipts (the “Depositary Receipts”) evidencing the Shares.

I have examined, or caused to be examined, the Certificate of Designation, the Deposit Agreement, the Underwriting Agreement, dated June 15, 2005, by and among HSBC Finance and the underwriters named therein, and such other documents and records pertaining to HSBC Finance, the Depositary Receipts, the Shares and the Preferred Shares as I have considered necessary or appropriate as a basis for the opinions set forth herein.  Based upon my review of the records and documents of HSBC Finance, I am of the opinion that:

1.                                       HSBC Finance is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

2.                                       Assuming the due authorization, execution and delivery of the Deposit Agreement by the Depositary, and the due execution and delivery of the Deposit Agreement by HSBC Finance, when (i) the Preferred Shares are issued and delivered to the Depositary for deposit under the Deposit Agreement, and (ii) Depositary Receipts evidencing the Shares are delivered in accordance with the terms and provisions of the Deposit Agreement against payment therefor pursuant to the Underwriting Agreement, then the Preferred Shares will be validly issued, fully paid and non-assessable and the Shares will be validly issued, outstanding and entitled to the benefits afforded by the Deposit Agreement, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Opinions,” or any similar caption, in any Preliminary Prospectus, Prospectus or Prospectus Supplement forming a part of the Registration Statement. In giving said consent, I do not admit that I am in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Patrick D. Schwartz

Patrick D. Schwartz